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                                   EXHIBIT 5


                                                                March 24, 1998

The Board of Directors of
Worthington Industries, Inc.
1205 Dearborn Drive
Columbus, OH  43085

Gentlemen:

     I am familiar with the proceedings taken by Worthington Industries, Inc., a Delaware corporation (the "Company"), in connection with the adoption, amendment, and implementation of the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). I have collaborated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the registration of 1,000,000 shares of Common Stock $.01 par value, under the Securities Act of 1933, as amended, for the purposes of offering such shares pursuant to the Plan to the shareholders of the Company. In connection therewith, I have examined, among other things, such records and documents as I have deemed necessary in order to express the opinion hereinafter set forth.

     Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;

     2. The 1,000,000 shares of Common Stock of the Company have been duly authorized for issuance by all necessary corporate action, and when delivered by the Company upon the payment of the purchase price therefor, as determined in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.

     I consent to the reference to my name under the caption LEGAL OPINION in the Prospectus filed as part of the Registration Statement, and to the use of my opinion in the Registration Statement.

                                       Very truly yours,

                                       /s/ Dale T. Brinkman

                                       Dale T. Brinkman
                                       General Counsel